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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        MCCOURT                     JAMES                             W
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

                                  P.O BOX 280
--------------------------------------------------------------------------------
                                   (Street)

       COOKVILLE                     TEXAS                            75558
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol  OURPET'S COMPANY
                                             -----------------------------------

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary) ###-##-####
                --------------

4.  Statement for Month/Year  OCTOBER 2001
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


     X  Director    ___ Officer              X  10% Owner    ___ Other
    ---                 (give title below)  ---                  (specify below)

    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                                                    10/31/01     448,180       D
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                                                    10/31/01     271,381       I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                                                                    10/31/01      20,000       I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------

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
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  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.50
-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.50
-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.25
-----------------------------------------------------------------------------------------------------------------------------
   Pref. Stk                          $1.00
-----------------------------------------------------------------------------------------------------------------------------
   Pref. Stk                          $1.00
-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.25
-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.25                10/01/01         A                           37,500
-----------------------------------------------------------------------------------------------------------------------------
   Warrants                           $1.25                10/01/01         A                            7,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number      10. Owner-      1. Na-
                                 cisable and       Underlying Securities        of          of Deriv-       ship           ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative           Form           of In-
                                 Date                                           ative       Secur-          of De-         direct
                                 (Month/Day/                                    Secur-      ities           rivative       Bene-
                                 Year)                                          ity         Bene-           Securities     ficial
                                                                                (Instr.     ficially        Bene-          Owner-
                               --------------------------------------------     5)          Owned           ficially       ship
                               Date     Expira-              Amount or                      at End          Owned at       (Instr.
                               Exer-    tion         Title   Number of                      of              End of         4)
                               cisable  Date                 Shares                         Month           Month(1)
                                                                                            (Instr. 4)      (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
                              06/15/99  04/30/02      **       119,078                0     119,078           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              06/15/99  04/30/02      **           606                0         606           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              08/01/00  08/01/03      **        37,500                0      37,500           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              08/17/99                **       200,000          200,000     200,000           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              08/17/99                **       180,000          180,000     180,000           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              02/01/01  08/01/03      **        37,500                0      37,500           I       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              10/01/01  08/01/03      **        37,000                0      37,500           J       By Partnership
------------------------------------------------------------------------------------------------------------------------------------
                              10/01/01  09/30/05      **         7,000                0       7,000           D
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

** Common Stock

          /s/ James W. McCourt             November 9, 2001
          -------------------------------  ----------------
          **Signature of Reporting Person        Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

        * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

       ** Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations.
          See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.